Prospectus Supplement #5 (to prospectus dated February 19, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-77072

SYMANTEC CORPORATION

3% Convertible Subordinated Notes Due November 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due November 1, 2006 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 19, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal
	Amount of Notes	Common Stock		Common Stock
	Beneficially	Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	the Offering

Aristeia Trading, LLC	$2,880,000	84,358	84,358	—
Conseco Fund Group — Convertible Securities Fund	500,000	14,645	14,645	—
Convertible Securities Fund	90,000	2,636	2,636	—
Equity & Convertible Fund	710,000	20,796	20,796	—
Equity Income Fund	90,000	2,636	2,636	—
Nations Convertible Securities Fund	3,195,000	93,585	93,585	—
Nations Equity Income Fund	655,000	19,185	19,185	—
MSD TCB, L.P.	14,500,000	424,722	424,722	—
Onex Industrial Partners	1,760,000	51,552	51,552	—
Pebble Capital Inc.	610,000	17,867	17,867	—
Silvercreek II Limited	750,000	21,968	21,968	—
Silvercreek Limited Partnership	880,000	25,776	25,776	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion ratio of 29.2912 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 5, 2002.